ASSET PURCHASE AND
DEBT ASSUMPTION AGREEMENT

THIS ASSET PURCHASE AND DEBT ASSUMPTION AGREEMENT (together with the exhibits and schedules attached hereto, this “Agreement”) is dated as of the ___ day of February, 2014

BETWEEN:

BITCOIN SHOP INC., formerly known as TOUCHIT TECHNOLOGIES INC., a publicly traded corporation incorporated under the laws of the State of Nevada trading under the symbol "TUCND" and having a registered address of 101 West Big Beaver Road, Suite 1400, Troy, Michigan 48084

(herein called the “Seller”)

AND:

TOUCHIT TECHNOLOGIES HOLDINGS INC.,  a privately held company incorporated under the laws of the State of Nevada and having a registered address at 2051 Villa, Suite 104, Birmingham, Michigan 48009

(herein called the “Purchaser”)

WHEREAS the Purchaser desires to purchase and acquire from the Seller and the Seller desires to sell and assign to the Purchaser all of the Seller’s rights, title and interest in and to those certain assets relating to the technology products under the TouchIT Technologies™ regarding the touch screen and touch board products to suit all types of application from small liquid crystal display ("LCD") touch-screens to large interactive whiteboard displays and audience response systems, including the following (collectively, the "Assets'):

(a)         All plans, specifications, drawings, concepts, designs, engineering studies and reports, test results, models, manufacturing processes and flowcharts;

(b)         All raw materials, supplies, work in progress, finished product and lists of suppliers;

(c)         All software programs and software code relating thereto, if any and all copies and tangible embodiments of the software programs and software code (in source and object code form), together with all documentation related to such programs and code;

(d)         All intellectual property rights including, but not limited to, all intellectual property listed on Exhibit A, patent applications, patents, trademarks, trade names, copyrights, exercisable or available in any jurisdiction of the world, and the exclusive right for Purchaser to hold itself out to be the successor to the TouchIT Technologies™ business of Seller;

(e)         All licenses to the Assets and properties of third parties (including licenses with respect to intellectual property rights owned by third parties);

(f)         Claims, causes of actions, royalty rights, deposits, and rights and claims to refunds (including tax refunds) and adjustments of any kind (including rights to set-off and recoupment), and insurance proceeds;

(g)         All Internet domain names and registrations that are held or owned by Seller that relate or refer to the business or Assets;

(h)         All franchises, permits, licenses, agreements, waivers, and authorizations from, issued, or granted by any governmental authority;

(i)         Copies of marketing and sales information, including pricing, and customer lists.

WHEREAS the Purchaser desires to assume those certain debts and liabilities as listed on Schedule A aggregating $447,470.37 (the “Liabilities”), which Liabilities are reflected on the audited and/or reviewed financial statements of the Seller as well as any other liabilities with respect to the Touchit Technologies Inc. business and the Assets (the “Touchit Business”);

WHEREAS the parties desire to enter into this Agreement to set forth their mutual agreements concerning the above matter;

NOW THEREFORE in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

ARTICLE 1

SALE AND TRANSFER OF ASSETS

1.1          Sale of Assets. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the closing of the transactions contemplated hereby, the Seller will sell, convey, assign and transfer the Assets to the Purchaser, and the Purchaser will purchase and acquire the Assets from the Seller.

1.2 Consideration.  In consideration of the sale, transfer and assignment to the Purchaser of the Assets, the Purchaser shall assume the Liabilities and be solely responsible for satisfying the debt and obligations associated with each debt comprising the Liabilities.

1.3 The Closing.  The transfer and delivery of the documents transferring the  Assets to the Purchaser and the exchange and delivery by the parties of any other documents and instruments contemplated by this Agreement, including those documents associated with assumption of the Liabilities (the “Closing”) will take place on February 6, 2014 or such other date as may be mutually acceptable to the Seller and the Purchaser (the “Closing Date”).

1.4 Deliveries.  At the Closing on the Closing Date:

(a)	The Seller shall deliver to the Purchaser executed and duly acknowledged assignments conveying all right, title and interest of the Seller to the Assets to the Purchaser.

(b)
The Seller and the Purchaser shall each execute and deliver such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement; including, without limitation, working together to cause the title to any assets to be transferred into the name of the Purchaser  and the assumption of the Liabilities by the Purchaser.

1.5 Title and Assignment of Assets.  The Assets will be sold subject to  any and all liens or encumbrances which shall be assumed by the Purchaser. All Assets shall be conveyed and transferred by means of a General Assignment, and/or a Patent, Trademark or Copyright assignment, as appropriate.

1.6 Expenses of Seller.  Any liability or obligation of the Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants and other experts employed by Seller shall be paid by the Seller.

ARTICLE 2
ASSUMPTION OF LIABILITIES

2.1  Assumption of Liabilities. As of the Closing Date, Purchaser shall assume and satisfy, discharge and be primarily liable for paying, performing and discharging the Liabilities.       The Purchaser shall assume the Liabilities and any and all obligations or commitments associated with the Liabilities“”.

2.2  Purchaser Indemnification.  The Purchaser covenants and agrees to defend, indemnify and hold harmless the Seller (and its successors-in-interest), its stockholders, officers, directors, employees, agents, advisers, representatives and affiliates (collectively, the "Seller Indemnitees") from and against, and shall pay or reimburse the Seller Indemnitees for, any and all actions, causes of actions, suits, debts, losses, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, in law or equity (collectively "Claims"), which arise out of or are related to the Liabilities or the Touchit Business.

2,3   Further Assurances.   At any time and from time to time after the Closing Date, at the request of the Seller and without further consideration, the Purchaser shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order more effectively to sell, transfer, convey and assign to the Purchaser and to confirm the Purchaser’s obligations with respect to the Liabilities and the Touchit Business, including that certain Novation Agreement dated of January 30, 2014.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

To induce the Purchaser to execute, deliver and perform this Agreement, and in acknowledgement of the Purchaser’s reliance on the following representations and warranties, the Seller represents and warrants to the Purchaser as follows as of the date hereof and as of the Closing Date:

3.1 Organization.  The Seller is a publicly traded corporation duly organized, validly existing and in good standing under the applicable laws of the State of Nevada with the power and authority to conduct its business as it is now being conducted and to own its assets.

               3.2 Power and Authority.  The Seller has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by them in connection with the transactions contemplated hereby, and the Seller will have taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby, including but not limited to the receipt of all necessary regulatory approvals.  The execution, delivery and performance by the Seller of the Agreement has been duly authorized. This Agreement is, and the other agreements and instruments to be executed and delivered by the Seller in connection with the transactions contemplated hereby, when such other agreements and instruments are executed and delivered, shall be, the valid and legally binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce the Seller to execute, deliver and perform this Agreement, and in acknowledgement of Seller’s reliance on the following representations and warranties, the Purchaser hereby represents and warrants to the Seller as follows as of the date hereof and as of the Closing Date:

4.1 Organization.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets.

4.2 Power and Authority.  The Purchaser has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, and the execution, delivery and performance of the Agreement by the Purchaser has been duly authorized.  This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby shall be, the valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms.

4.3 No Conflict.  Neither the execution and delivery by the Purchaser of this Agreement and of the other agreements and instruments to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby or thereby, nor the consummation by the Purchaser of the transactions contemplated hereby, will or do violate or conflict with: (a) any foreign or local law, regulation, ordinance, governmental restriction, order, judgment or decree applicable to the Purchaser; (b) any provision of any charter, bylaw, or (c) under any material agreement to which the Purchaser is a party.

4.4 Required Consents.  No permit or approval, authorization, consent, permission, or waiver to or from any person, or notice, filing, or recording to or with, any person is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby, or the consummation by the Purchaser of the transactions contemplated hereby.

4.5 Litigation.  There are no proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser which (i) seek to restrain or enjoin the consummation of the Agreement or the transactions contemplated hereby or (ii) could reasonably be expected to have a material adverse effect on the Purchaser or its abilities to perform its obligations under the Agreement and the other agreements and instruments to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

ARTICLE 5
INDEMNIFICATION

(a) Purchaser agrees to indemnify and hold harmless Seller, its directors, officers and Affiliates and their successors and assigns (each a “Seller Indemnified Party”) from and against any and all Losses of the Seller Indemnified Parties, to the extent directly or indirectly resulting or arising from or based upon:

(i) the Assets;
(ii) breach of any representation or warranty set forth in this Agreement;

(iii)  debts, claims, liabilities, costs and expenses; and
(iv)  all Taxes to the extent resulting from or relating to the ownership, management or use of and the operation of the Assets prior to and including the Closing Date.

(b)“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

(c) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, escheat, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

ARTICLE 6

MISCELLANEOUS

6.1 Entire Agreement.  This Agreement, and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby, constitute the sole understanding of the parties with respect to the subject matter hereof and supersede all prior oral or written agreements with respect to the subject matter hereof.

6.2 Parties Bound by Agreement; Successors and Assigns.  The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

6.3 Amendments and Waivers.  No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party.  A waiver on one occasion shall not be construed as a waiver of any right on any future occasion.  No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

6.4 Severability.  If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.  If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

6.5 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

6.6 Notices.  All notices, requests, demands, claims, and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given five business days after such notice, request, demand, claim or other communication is sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and, in any case, all such communications must be addressed to the intended recipient at the address set forth on the first page of this Agreement.  Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

6.7  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law.  Each of the parties hereby  irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in the County of New York in the State of New York, by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process made either (x) in the manner set forth in Section 6.6 of this Agreement (other than by telecopier), or (y) any other method of service permitted by law.

6.8  Waiver of Jury Trial.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR ANY OTHER ACTION OR PROCEEDING WHICH MAY ARISE OUT OF OR IN

6.9 No Third Party Beneficiary Rights.  No provision in this Agreement is intended or shall create any rights with respect to the subject matter of this Agreement in any third party.

6.10 Such Other Acts.  The parties hereto shall do all things, take such acts and execute such documents as are necessary to give effect to the intention herein contemplated.

6.11 Electronic Means.  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first indicated above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first indicated above.

BITCOIN SHOP INC.

By:
Name:
Title: President

TOUCHIT TECHNOLOGIES HOLDINGS INC.

By:
Name:
Title: President

SCHEDULE A
LIST OF LIABILITIES

Creditor                                                      Amount of Liability as of 02/05/14

Berberian & Associates	$13,373.84
CH Robinson	799.62
Edgar Agents	7,745.00
Empire Stock Transfer	35.00
GeneTouch	24,832.00
HSBC Bank	337.46
Quizdom UK Ltd	4,675.00
Sahara Presentation Systems PLC	221,138.56
Bibby	30,920.55
Burns & Levinson	59,114.15
Total:	$362,971.18

Related Party Transactions (now classified as Director’s loans)

Related Party                                                      Amount of Liability as of 02/05/14

Andi Brabin	$28,585.79
Ronnie Murphy	55,913.40

Total:	$84,499.19

Aggregate Total Regarding Assumption of Debt: $447,470.37

EXHIBIT A

NONE